                             COLUMBUS REALTY TRUST
                        15851 Dallas Parkway, Suite 855
                             Dallas, Texas  75248

                        -------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 1997

                        -------------------------------

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Columbus Realty Trust (the "Company") will be held at 9:00 a.m., local time, on Friday, May 23, 1997, at Omni Mandalay Hotel at Las Colinas, 221
E. Las Colinas Blvd., Irving, Texas 75039, for the following purposes:

          1. To elect three members of the Company's Board of Trust Managers in Class III, to serve for three-year terms expiring in 2000, and until their successors are elected and qualified.

          2. To approve the amendment of the Company's Declaration of Trust to reflect an amendment requested by the New York Stock Exchange.

          3. To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the year ending December 31, 1997.

          4. To consider and transact such other business as may properly be brought before the Meeting or any adjournment thereof.

          Only shareholders of record at the close of business on March 24, 1997 will be entitled to vote at the Meeting. The share transfer books will not be closed.

                              By Order of the Board of Trust Managers



                              Richard R. Reupke
                              Chief Financial Officer
                                 and Secretary
Dallas, Texas
March ___, 1997

                             YOUR VOTE IS IMPORTANT

          To ensure that your interests will be represented at the Meeting, whether or not you plan to attend the Meeting, please complete, date, sign and mail the enclosed proxy promptly in the enclosed postage-paid envelope. Shareholders who attend the Meeting in person may revoke their proxies and vote in person if they so desire.

                             COLUMBUS REALTY TRUST
                        15851 Dallas Parkway, Suite 855
                             Dallas, Texas  75248

                        -------------------------------

                                PROXY STATEMENT

                        -------------------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 23, 1997

                        -------------------------------


     This Proxy Statement and the enclosed proxy are furnished to shareholders of Columbus Realty Trust, a Texas real estate investment trust (the "Company"), in connection with the solicitation of proxies by the Board of Trust Managers of the Company from holders of outstanding common shares of beneficial interest, par value $.01 per share (the "Common Shares"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 9:00 a.m., local time, on Friday, May 23, 1997, at Omni Mandalay Hotel at Las Colinas, 221 E. Las Colinas Blvd., Irving, Texas 75039, and at any adjournment or postponement thereof. This Proxy Statement and the related form of proxy are first being sent to shareholders on or about March ___, 1997.

     If the enclosed proxy is properly executed and returned, and if a shareholder specifies a choice on the proxy, the Common Shares represented by the proxy will be voted (or withheld from voting) in accordance with such shareholder's choice. If the proxy is signed and returned but no specification is made, the proxy will be voted FOR the election of each of the nominees for Trust Manager listed herein, FOR the proposal to amend the Company's Declaration of Trust and FOR the proposal to ratify the appointment of the independent public accountants.

     Shareholders voting by proxy with respect to the election of Trust Managers may vote For all nominees, may Withhold Authority to vote as to all nominees or Withhold Authority to vote as to specific nominees. With respect to each other proposal that comes before the shareholders at the Meeting, shareholders may vote For the proposal, may vote Against the proposal or may Abstain from voting with respect to the proposal.

     Any proxy executed and returned by a shareholder may be revoked by such shareholder, at any time prior to its being voted, by filing with the Secretary of the Company at its address set forth above a written notice of revocation or a duly executed proxy bearing a later date. Any proxy also may be revoked by the shareholder's attendance at the Meeting and voting in person. A notice of revocation need not be on any specific form.

     As of the date of this Proxy Statement, the Board of Trust Managers of the Company knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the Meeting, the persons named in the accompanying form of proxy will vote the proxies in accordance with their judgment.


                     RECORD DATE AND VOTING AT THE MEETING

     The Board of Trust Managers has fixed the close of business on March 24, 1997 as the record date for the determination of the shareholders of the Company entitled to notice of, and to vote at, the Meeting. At that date, there were outstanding __________ Common Shares, the holders of which will be entitled to one vote per Common Share on each matter submitted to the Meeting. No other voting securities of the Company were outstanding on March 24, 1997. Shareholders are not entitled to cumulate their votes.

     The holders of a majority of the Common Shares entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Meeting. If such quorum shall not be present or represented at the Meeting, the shareholders present or represented at the Meeting may adjourn the Meeting from time to time without notice other than announcement at the Meeting until a quorum shall be present or represented. If a quorum is present or represented at the Meeting, the shareholders present or represented at the Meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum present, provided that there remain at the Meeting, present or represented by proxy, the holders of at least one-third of the Common Shares entitled to vote.

     Pursuant to the Company's Bylaws, abstentions and broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or chooses not to exercise discretionary authority with respect thereto) will be included in the determination of the number of Common Shares present at the Meeting for quorum purposes. Also pursuant to the Company's Bylaws, abstentions and broker non-votes will not be deemed to be outstanding and therefore will not be counted in the tabulations of votes cast on proposals presented to shareholders.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Shares by (i) each Trust Manager, (ii) the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company, named in the Summary Compensation Table included elsewhere herein (collectively, the "Named Executive Officers"), (iii) all Trust Managers and executive officers of the Company as a group, and (iv) each person who is a shareholder of the Company owning more than a 5% interest in the Company, in each case at March 1, 1997. Each person named in the table has sole voting and investment power with respect to all Common Shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In each case, the number of shares includes the beneficial ownership of Common Shares issuable upon exercise of options that are exercisable within 60 days.

                                                               Number of            Percentage of
                   Name and Address                          Common Shares           Outstanding
                 of Beneficial Owners                   Beneficially Owned/(1)/  Common Shares/(2)/
                 --------------------                   -----------------------  -------------------
Cohen & Steers Capital Management, Inc................         1,924,400               13.5%
     757 Third Avenue
     New York, New York 10017

Richard L. Bloch......................................           577,185/(3)/           4.0%
     15851 Dallas Parkway, Suite 855
     Dallas, Texas  75248

Robert L. Shaw........................................           487,650/(4)/           3.4%
     15851 Dallas Parkway, Suite 855
     Dallas, Texas  75248

Will Cureton..........................................           386,782/(5)/           2.7%
     15851 Dallas Parkway, Suite 855
     Dallas, Texas  75248

Roger T. Staubach.....................................           203,000/(6)/           1.4%
     6750 LBJ Freeway, Suite 1100
     Dallas, Texas  75240

James C. Leslie.......................................            69,019/(7)/           0.5%
     6750 LBJ Freeway, Suite 1100
     Dallas, Texas  75240

Amy DiGeso............................................                --                 --
     16251 Dallas Parkway
     Dallas, Texas  75248

Hugh G. Robinson......................................            25,000/(7)/           0.2%
     8150 North Central Expressway, Suite 550
     Dallas, Texas  75204

Gregg L. Engles.......................................            28,000/(7)/           0.2%
     3811 Turtle Creek Boulevard, Suite 1950
     Dallas, Texas  75219

Richard R. Reupke.....................................            84,524/(8)/           0.6%
     15851 Dallas Parkway, Suite 855
     Dallas, Texas  75248

Thomas L. Wilkes......................................            88,650/(8)/           0.6%
     15851 Dallas Parkway, Suite 855
     Dallas, Texas  75248

All Trust Managers and executive officers as a group           2,039,178/(9)/          14.3%
     (12 persons).....................................


_______________________
(1) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) voting power with respect thereto, including the power to vote or to direct the voting of such shares, or (ii) investment power with respect thereto, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days. Persons named in this table have sole voting and investment power with respect to the shares shown unless otherwise indicated below.
(2) Calculated using a denominator of 14,294,859, based on the total number of Common Shares outstanding plus Common Shares deemed to be outstanding upon exercise of options exercisable within 60 days and deemed to be beneficially owned by those named in the table.
(3) Includes 19,572 Common Shares held of record by Mr. Bloch, 251,666 Common Shares issuable upon exercise of options held by Mr. Bloch and exercisable within 60 days, and 305,947 Common Shares held by The Richard L. and Nancy Bloch Family Trust. Mr. Bloch shares voting and investment power with respect to the Common Shares held by the trust.
(4) Includes 159,714 Common Shares held of record by Mr. Shaw, 259,097 Common Shares issuable upon exercise of options held by Mr. Shaw and exercisable within 60 days, 8,839 Common Shares held by trusts established for the children of Mr. Shaw, and 60,000 Common Shares issuable upon exercise of options held by such trusts and exercisable within 60 days.
(5) Includes 66,894 Common Shares and 319,888 Common Shares issuable upon exercise of options exercisable within 60 days.
(6) Includes 53,000 Common Shares issuable upon exercise of options exercisable within 60 days.
(7) Includes 25,000 Common Shares issuable upon exercise of options exercisable within 60 days.
(8) Includes 70,000 Common Shares issuable upon exercise of options exercisable within 60 days.
(9) Includes 1,234,977 Common Shares issuable upon exercise of options exercisable within 60 days.

                                 PROPOSAL ONE:

                           ELECTION OF TRUST MANAGERS

     Pursuant to the Company's Amended and Restated Declaration of Trust, the Board of Trust Managers is divided into three classes, with each class serving a three-year term and one class being elected at each annual meeting of shareholders. The terms of three of the present Trust Managers expire at the Meeting, and such Trust Managers are being nominated for reelection to the Board to serve until the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified. The remaining five Trust Managers will continue to serve on the Board until their respective terms expire as indicated below under the caption "Trust Managers Whose Terms Will Continue After the Meeting," and until their successors are elected and qualified. The Bylaws of the Company require the affirmative vote of two-thirds of the outstanding Common Shares to elect each Trust Manager nominee. If the requisite vote is not obtained with respect to the election of Trust Managers, then the existing Trust Managers will continue in their capacities as such.

     Messrs. Robert L. Shaw, Roger T. Staubach and Hugh G. Robinson are the three Trust Managers whose terms are expiring and who have been nominated by the Board for re-election to the Board of Trust Managers of the Company to serve three-year terms expiring at the 2000 Annual Meeting of Shareholders. Unless such authority is withheld, it is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the three nominees. If a shareholder who executes and returns a proxy fails to designate a vote for either of the three nominees, the person acting under the proxy will vote such shareholder's votes for the election of the three nominees.

     If for any reason any nominee for Trust Manager should become unavailable for election, the proxies may be voted for the election of a substitute designated by the Board of Trust Managers, unless a contrary instruction is given on the proxy. The Board of Trust Managers has no reason to believe that any of the nominees will be unavailable or unwilling to serve if elected, and all nominees have expressed an intention to serve the entire term for which election is sought.

NOMINEES FOR ELECTION TO THE BOARD

     Robert L. Shaw, age 40, has been Chief Executive Officer of the Company and a Trust Manager since its inception, and is a member of the Executive Committee. Mr. Shaw was a co-founder of Columbus Realty Holdings, Inc. ("CRH"), a predecessor of the Company, and of its affiliate, Memphis Real Estate, Inc. ("Memphis Real Estate"), and served as President of CRH and Memphis Real Estate from August 1989 to December 1993. Mr. Shaw was Executive Vice President of SBC Development Company from September 1987 to March 1990, and Vice President from July 1987 to September 1987. Mr. Shaw has been involved in the construction and development of multifamily residential properties since 1981. He serves on the Board of Directors of the Greater Dallas Chamber of Commerce and the National Association of Real Estate Investment Trusts. He is also a member of the Young Presidents Organization ("YPO"), the Urban Land Institute, and the National Multifamily Housing Council. In addition, he serves on the University of Texas at Dallas Advisory Board.

     Roger T. Staubach, age 55, has been a Trust Manager of the Company since December 1993 and is a member of the Audit Committee. Mr. Staubach is Chairman and Chief Executive Officer of The Staubach Company, an integrated real estate company providing services related to office, industrial and retail real estate with a commitment to represent only the real estate user, which he formed in 1977. He is also a director of a number of affiliates and subsidiaries of The Staubach Company, and serves as president of several of these entities. Mr. Staubach is a director of Halliburton Company, Brinker International and First USA, Inc. and a trustee of American AAdvantage Funds. Mr. Staubach was quarterback for the Dallas Cowboys professional football team from 1969 through 1979.

     Hugh G. Robinson, age 64, has been a Trust Manager of the Company since December 1993 and is a member of the Executive Compensation Committee. General Robinson, who retired from the U.S. Army Corps of Engineers as a Major General in 1983, has served since 1989 as Chairman of the Board and Chief Executive Officer of The Tetra Group, Inc., which provides construction management and business development services. From 1988 to 1995, he was Senior Vice President and managed the Southwest office of Grigsby Brandford & Co., Inc., a minority-owned investment banking firm specializing in municipal securities. He was a member of the board of directors of the Federal Reserve Bank of Dallas from 1985 through 1991, serving as chairman of the board in 1991. Prior to joining The Tetra Group, General Robinson held the position of President of Cityplace Development Corporation, a real estate development company, since its formation in 1984. General Robinson is also a member of the boards of directors of A.H. Belo Corporation (the owner of The Dallas Morning News), TUElectric, Smith Environmental Technologies, Guaranty Federal Savings Bank and Circuit City Stores, Inc.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF TRUST MANAGERS

     To be elected a Trust Manager, each nominee must receive the affirmative vote of the holders of two-thirds of the outstanding shares of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES.

TRUST MANAGERS WHOSE TERMS WILL CONTINUE AFTER THE MEETING

                                                  Trust Manager   Term to
       Name         Age      Positions Held           Since       Expire
       ----         ---      --------------       --------------  -------
Richard L. Bloch     67  Chairman of the Board,   October 1993      1999
                         Trust Manager

Will Cureton         46  Trust Manager,           October 1993      1998
                         Chief Operating Officer

Amy DiGeso           44  Trust Manager            September 1996    1999

Gregg L. Engles      39  Trust Manager            December 1993     1998

James C. Leslie      41  Trust Manager            December 1993     1999

     Richard L. Bloch has been Chairman of the Board of Trust Managers and a Trust Manager since October 1993 and is a member of the Executive Committee. Mr. Bloch has served as a Director of City National Bank of Beverly Hills and its holding company, City National Bank Corporation, since 1976 and of Cantel Corporation since 1988. Mr. Bloch served as a Director of Data Broadcasting Corporation from 1993 through 1995. He served as Chairman of the Board and Chief Executive Officer of Filmways, Inc., and Chairman of the Board of two of its principal subsidiaries, Union Fidelity Insurance and Grossett & Dunlap, Inc., from 1976 through 1982, and as a member of the board of directors of Glenayre Technology (formerly known as NuWest Corporation) from 1987 through 1992. He is a co-founder and former principal owner of the Phoenix Suns NBA basketball team and one of the former owners of the NBC-affiliated KVOA television station in Tucson, Arizona. Mr. Bloch's real estate experience includes co-developing and/or owning the Gulf & Western Building in New York City, a Hyatt Hotel in Los Angeles, the Transamerica Building in Tucson and several IBM and Allstate Insurance facilities.

     Will Cureton has been Chief Operating Officer and a Trust Manager of the Company since its inception and is a member of the Executive Committee. Prior to the formation of the Company, from 1987 until December 1993, Mr. Cureton served as President and Chief Executive Officer of Texana-RAT II, Ltd. and certain of its affiliates (the "Texana Group"), which were merged into the Company pursuant to the transactions involved in the formation of the Company (the "Formation Transactions"). Prior to his affiliation with the Texana Group, Mr. Cureton was Vice President and Chief Operating Officer of The DicoGroup, Inc., a Dallas-based oil and gas and real estate company, from 1981 through 1988. Prior to his association with The DicoGroup, Mr. Cureton joined Coopers & Lybrand in 1974 as a Certified Public Accountant where he served as real estate coordinator and audit manager for the Dallas office until 1981. He is a member of the Real Estate Council and the National Association of Real Estate Investment Trusts. Mr. Cureton has been on the Board of Directors of the East Texas State University Athletic Association since 1989. He also serves on the ETSU Foundation Board and its Capital Campaign Steering Committee.

     Amy DiGeso has been a Trust Manager of the Company since September 1996. Ms. DiGeso was elected to fill the vacancy created by the resignation of Jack Kemp. Ms. DiGeso is currently President and Chief Executive Officer of Mary Kay Inc., directing all operating responsibilities for Mary Kay Inc. global business. She is also a board member of Mary Kay Inc. and of the Cosmetic, Toiletry, and Fragrance Association. Prior to her affiliation with Mary Kay, Ms. DiGeso was with Bankers Trust Company from 1986 to 1992, last holding the position as Chief of Staff for the Asset and Project Financing Group, Executive Director of Human Resources of Estee Lauder from 1984 to 1986, and with American Express Company from 1978 to 1984, holding several positions culminating in the Chief Administrative Officer role for their direct marketing business. She holds an MBA in International Management from Fordham University, and a BS in Behavorial Science from Penn State.

     Gregg L. Engles has been a Trust Manager of the Company since December 1993 and is the Chairman of the Executive Compensation Committee and a member of the Audit Committee. Mr. Engles is the Chairman and Chief Executive Officer of Suiza Foods Corporation, a New York Stock Exchange company, which owns and operates dairy processing operations in Florida, California, Nevada and Puerto Rico and packaged ice operations throughout the United States. Until December 1993, Mr. Engles was Chairman of the Board of The Milnot Company, a branded and private label food products company. Mr. Engles is also a co-founder of SFE Citrus Processors, L.P., which owns a Florida bulk citrus processor.

     James C. Leslie has been a Trust Manager of the Company since December 1993, and is Chairman of the Audit Committee and a member of the Executive Compensation Committee. Mr. Leslie is President, Chief Operating Officer and a director of The Staubach Company, positions he has held since March 1996 and October 1988, respectively. Mr. Leslie was Chief Financial Officer of The Staubach Company from 1982 to January 1992 at which time he became President of Staubach Financial Services, a position he held until February 1996. Mr. Leslie is also President and a board member of Wolverine Holding Company, and serves on the boards of FM Properties, Inc., Forum Retirement Partners, L.P., Wyndham Hotel Corporation and the North Texas Chapter of the Arthritis Foundation. Mr. Leslie is a certified public accountant.

     No family relationship exists among any of the Trust Managers or executive officers of the Company. No arrangement or understanding exists between any Trust Manager or executive officer or any other person pursuant to which any Trust Manager or executive officer was selected as a Trust Manager or executive officer of the Company. All executive officers are elected annually by, and serve at the discretion of, the Board of Trust Managers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4, and amendments thereto, if any, furnished to the Company with respect to the year ended December 31, 1996 and Forms 5 furnished to the Company for such year, no person failed to disclose on a timely basis, as disclosed in such forms, reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

COMMITTEES OF THE BOARD OF TRUST MANAGERS

     The Board of Trust Managers of the Company has three standing committees: an Audit Committee, an Executive Committee and an Executive Compensation Committee. The Audit Committee consists of Messrs. Leslie, Engles and Staubach and makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Executive Committee consists of Messrs. Bloch, Shaw and Cureton and has the authority to generally administer the business of the Company, and generally exercise all other powers as may be delegated by the Trust Managers, except for those which require action by the Board of Trust Managers or disinterested Trust Managers under the Declaration of Trust or Bylaws or under applicable law. Actions requiring approval of the Board of Trust Managers include: (i) the establishment of share option plans, profit sharing plans or pension plans; (ii) the issuance of shares; (iii) approval of a merger; (iv) the sale of substantially all of the assets of the Company; (v) the election of officers; and (vi) actions outside the ordinary course of the Company's business. Actions by the Executive Committee require unanimous approval of the members of the Executive Committee. The Executive Compensation Committee consists of Messrs. Engles, Robinson and Leslie and has the authority to determine compensation for the Company's executive officers and to administer the Company's 1993 Share Option Plan (the "Share Option Plan"), the Company's Share Bonus Plan (No. 2), the Stock Purchase Plan, the Management Incentive Plan and the Employee Incentive Plan. The Company does not have a nominating committee.

COMPENSATION OF TRUST MANAGERS

     The Company pays to its Trust Managers who are not employees of the Company an annual fee of $12,000 plus a fee of $1,000 for attending each meeting (other than telephonic meetings). An additional $2,000 fee is paid to the Chairman of each of the Audit Committee and the Executive Compensation Committee. No compensation is paid for attendance at committee meetings. Trust Managers who are also officers of the Company do not receive Trust Managers' fees. The Company may reimburse Trust Managers for expenses incurred in connection with their activities on behalf of the Company. Each Trust Manager who is not otherwise an employee of the Company or any of its subsidiaries or affiliates is also entitled to receive automatically in May of each year, an annual grant of options to purchase 10,000 Common Shares at an exercise price equal to the market price of the Common Shares at the date of grant of such option. In addition, pursuant to the Management Incentive Plan and the Employee Incentive Plan, the Company may, in lieu of payment of Trust Manager fees, issue restricted Common Shares having a fair market value equal to 150% of the Trust Manager fees otherwise payable. Pursuant to the Management Incentive Plan, each Trust Manager who is not an employee of the Company was awarded the right to elect to purchase, at any time prior to May 30, 1997, up to 15,384 Common Shares for a purchase price of $19.50 per share (the fair market value of the stock on the date of the award). Each such Trust Manager is entitled to obtain a loan from the Company, in a maximum amount of $150,000, the proceeds of which will be used to pay up to 50% of the purchase price of any of such Common Shares to be purchased.

MEETINGS OF THE BOARD AND COMMITTEES

     During 1996, there were nine meetings of the Board of Trust Managers, twelve meetings of the Executive Committee, three meetings of the Audit Committee and two meetings of the Executive Compensation Committee. No incumbent Trust Manager attended fewer than 75% of all meetings of the Board of Trust Managers and the committees on which such Trust Manager served during such period. In addition, the Board of Trust Managers took action on certain occasions by unanimous written consent.


                         COMPENSATION COMMITTEE REPORT
                       ON EXECUTIVE OFFICER COMPENSATION

     The Executive Compensation Committee of the Board of Trust Managers (the "Compensation Committee"), which is entirely comprised of outside Trust Managers, is responsible for evaluating and establishing the level of executive compensation and administering the Company's Share Option Plan, Share Bonus Plan (No. 2), Stock Purchase Plan, Management Incentive Plan and Employee Incentive Plan.

OBJECTIVES AND COMPENSATION PHILOSOPHY

     The Company's objectives are to enhance its financial performance and expand its portfolio of properties. In order to meet its objectives, the Company must attract, reward, motivate and retain key executives who are capable of achieving the Company's objectives in a competitive industry. The Company's philosophy is to compensate its executive officers pursuant to an incentive-based compensation system tied to the Company's financial performance and portfolio growth in order to best align the objectives of the Company and the interests of its executives. In accordance with this philosophy, the Company has adopted a compensation system designed to meet the Company's objectives by making a significant portion of an executive's compensation dependent on the Company's and such executive's performance.

     The Company's executive compensation system consists of a base salary (determined by the Compensation Committee based on its assessment of individual performance, contributions to the Company and peer group comparisons) and an annual bonus that is directly related to the performance of the executive's business unit and the Company as a whole. In addition, the Compensation Committee may grant share options or restricted Common Shares designed to motivate individuals to enhance the long-term value of the Common Shares and to more closely align the interests of the executive officers with those of the shareholders of the Company. The Compensation Committee does not allocate a fixed percentage of compensation to each of these three elements, nor does the Compensation Committee use specific qualitative or quantitative measures or factors in assessing individual performance.

BASE SALARY

     During 1996, each of Messrs. Reupke, Wilkes, Hoobler, Duffy, Lomenick and Lewis received base salaries pursuant to their respective employment agreements with the Company.

     Commencing January 1, 1996, the employment agreements of each of Messrs. Shaw and Cureton were amended to delete the requirement for the payment of base salary for the period from January 1, 1996 through December 31, 1996 and to provide that Messrs. Shaw and Cureton each receive, in lieu thereof, 14,060 restricted Common Shares pursuant to the Share Bonus Plan No. 2 having a fair market value based upon the average closing price of Common Shares on the NYSE for the 30-day period preceding the date of grant of $272,236 (equal to 150% of the amount of base salary which would have been payable for calendar year 1996). Such restricted Common Shares do not vest until the third anniversary of the date of the grant, provided that if the executive's employment with the Company is terminated by the Company "without cause," as a result of death or disability, or in the event the executive terminates his employment with the Company as a result of a "family medical necessity," as defined in the executive's award agreement, such Common Shares shall immediately vest. Such shares may be forfeited if (i) the executive leaves the employment of the Company prior to the expiration of such three-year term (subject to the exceptions described above) and (ii) the executive competes with the Company during such three year period.

     Mr. Richard L. Bloch, the Chairman of the Board of Trust Managers of the Company, waived the receipt of any salary payable to him in such capacity for the period from January 1, 1996 through December 31, 1996. In consideration of such waiver, on January 8, 1996, Mr. Bloch received 5,965 restricted Common Shares having a fair market value (based on the average closing price of the Common Shares on the NYSE for the 30-day period preceding the date of grant) of $115,500 (equal to 150% of the amount of base salary which would have been payable for calendar year 1996). Such restricted Common Shares do not vest until the third anniversary of the date of grant, provided that if Mr. Bloch's position as Chairman of the Board of the Company is terminated by the Company without "cause," as a result of death or disability, or in the event that Mr. Bloch terminates employment with the Company with "good reason" or as a result of a "family medical necessity," as defined in Mr. Bloch's award agreement, such Common Shares shall immediately vest. Such shares may be forfeited in the event Mr. Bloch voluntarily leaves the employment of the Company (subject to the exceptions described above) and competes with the Company prior to the expiration of such three year period.

     The annual base salaries of the other executive officers (other than Messrs. Bloch, Shaw and Cureton) were increased effective January 1, 1996 by 10%, based generally upon such executive's experience level and position with the Company, the market comparisons of salaries for comparable executives in other multifamily real estate investment trusts ("REITs") and the executive's skill and ability to influence the Company's financial performance and growth, both currently and in the future.

BONUS COMPENSATION

     The Company has a discretionary bonus program that allows payment of bonuses based on each executive officer's performance and the Company's overall performance. On January 8, 1996, the Compensation Committee awarded restricted stock bonuses to the Company's Chairman of the Board, Chief Executive Officer and Chief Operating Officer based upon the Company's overall performance for the year ended December 31, 1995, including growth in funds from operations and growth in the Company's portfolio of properties. Such restricted Common Shares do not vest until the third anniversary of the date of grant, provided that if the executive's employment with the Company is terminated by the Company "without cause," as a result of death or disability, or in the event the executive terminates his employment with the Company as a result of a "family medical necessity," as defined in the executive's award agreement, such Common Shares shall immediately vest. Such shares may be forfeited in the event the executive leaves the employment of the Company prior to the expiration of such three-year term

(subject to the exceptions described above) and the executive competes with the Company during such three year period.

     Similarly, on January 8, 1996, the Compensation Committee awarded restricted stock bonuses to each of the other executive officers based upon (i) the Company's overall performance for the year ended December 31, 1995 (including growth in funds from operations and growth in the Company's portfolio of properties), (ii) the performance of the executive's business unit and (iii) the individual's overall performance, attitude and self-improvement. Consideration of these matters is subjective based upon performance, commitment and contribution, and without the use of predetermined formulaic or weighted calculations. Such restricted Common Shares are subject to the vesting schedule described above. Such shares may be forfeited in the event the executive leaves the employment of the Company prior to the expiration of such three-year term (subject to the exceptions described above).

PERFORMANCE STOCK ISSUANCES

     In order to further align the interests of the senior executive officers with those of the Company and its shareholders, on November 15, 1996, the Company granted Messrs. Bloch, Shaw and Cureton the right, pursuant to a Long Term Management Incentive Plan Performance-Based Stock and Dividend Equivalent Award Agreement (the "Performance Award Agreement") to receive 60,000, 100,000 and 100,000 Common Shares, respectively, either (i) on January 15, 2000, if, during the applicable measurement period, the total return on the Company's Common Shares (the "Company's Total Return") exceeds the weighted average total return per common share for all publicly-traded equity residential apartment REITs (the "Industry Total Return") (as determined by the National Association of Real Estate Investment Trusts ("NAREIT")) by 2% or (ii) on January 15, 2002, if, during the applicable measurement period the Company's Total Return exceeds the Industry Total Return. In addition, each such executive is entitled to receive an amount equal to certain specified percentages of the dividends payable on an equivalent number of outstanding Common Shares, plus interest and assumed reinvestment earnings thereon (the "Dividend Equivalents") for each calendar years 1997 through 2001, if the Company's Total Return exceeds the Industry Total Return in any year. All of such Common Shares will become fully vested and issuable prior to the dates set forth above and irrespective of the satisfaction of the performance criteria set forth above, in the event the executive's employment is terminated without "cause" or upon the occurrence of a "change of control." In addition, a portion of such Common Shares will become fully vested and issuable upon the death or disability of the executive. In the event the performance criteria set forth above is not satisfied on or before January 15, 2002, all rights to receive the Common Shares and Dividend Equivalents will terminate.

SHARE OPTIONS

     In December, 1993, the Company adopted the Share Option Plan.

     The Compensation Committee believes that by providing the executives who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Shares, the best interests of shareholders and executives will be closely aligned. Therefore, executives are eligible to receive options from time to time, giving them the right to purchase Common Shares. During 1996, the Compensation Committee awarded options to purchase 270,000 Common Shares to the Company's executive officers. In making these awards, the Compensation Committee considered the contribution of each executive to the Company and the desires of the Compensation Committee to further long term incentives and commitment to the Company rather than adhering to any established formulas or schedules for the issuance of options.

CEO PERFORMANCE EVALUATION

     Commencing January 1, 1996, Mr. Shaw and the Company agreed, pursuant to an amendment to Mr. Shaw's employment agreement, to delete the requirement for payment of base salary for the period from January 1, 1996 through December 31, 1996 and, in lieu thereof, to award Mr. Shaw 14,060 restricted Common Shares pursuant to the Share Bonus Plan (No. 2) having a fair market value (based upon the average closing price of Common Shares on the NYSE for the 30 day period preceding the date of grant) of $272,236 (equal to 150% of the amount of base salary which would have been payable for 1996). Mr. Shaw's employment agreement also provides for payment of discretionary bonuses, based upon such factors, including growth in funds from operations, as the Compensation Committee shall determine. No cash bonuses were paid to Mr. Shaw during 1996. In January, 1996, the Compensation Committee approved a discretionary bonus to Mr. Shaw of 9,296 shares of restricted Common Stock having a fair market value as of the date of grant (based on the average closing price of the Common Shares on the NYSE for the 30-day period preceding the date of grant) of $180,000, of which 2,622 shares were issued pursuant to the Company's Share Bonus Plan (No. 2) and 6,674 shares were issued pursuant to the Company's Management Incentive Plan. Such bonus was determined based upon the Company's performance for the calendar year ending December 31, 1995, particularly growth in funds from operations and growth in the Company's portfolio of properties, both from successful acquisitions and from developments completed or proposed for construction. The Compensation Committee also considered a comparison of the salaries of the Company's executive officers, including its Chief Executive Officer, to salaries of comparable executives at other similar multifamily REITs. Such restricted Common Shares do not vest until the third anniversary of the date of grant, provided that if Mr. Shaw's employment with the Company is terminated by the Company "without cause," as a result of death or disability, or in the event Mr. Shaw terminates his employment with the Company as a result of a "family medical necessity," as such terms are defined in Mr. Shaw's award agreement, such restricted Common Shares shall immediately vest. Such restricted Common Shares may be forfeited if Mr. Shaw leaves the employment of the Company prior to the expiration of such three year term (subject to the exceptions described above) and Mr. Shaw competes with the Company within such three year term.

     In addition, as more fully discussed above, in order to further align the interests of the Chief Executive Officer with those of the Company and its shareholders, effective November 15, 1996, the Company and Mr. Shaw entered into the Performance Award Agreement pursuant to which Mr. Shaw is entitled to receive 100,000 Common Shares on either January 15, 2000 or January 15, 2002 and certain Dividend Equivalents for calendar years 1997 through 2001, if the Company's Total Return (as defined above) exceeds (by 2% with respect to the measurement period ending January 15, 2000 or by any amount with respect to the measurement period ending January 15, 2002) the Industry Total Return (as defined above) for the applicable periods.

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     The foregoing report is given by the following members of the Compensation
Committee:

                                Gregg L. Engles
                                James C. Leslie
                                Hugh G. Robinson


                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to annual and long-term compensation for services rendered in all capacities for the years ended December 31, 1996, 1995 and 1994 paid to the Company's Chief Executive Officer and to each of the Named Executive Officers and all executive officers as a group.

                           SUMMARY COMPENSATION TABLE

                                                   Annual         Long Term      Restricted         All Other
                                                Compensation    Compensation    Stock Awards*      Compensation
                                                -------------   -------------   -------------      ------------
                                       Fiscal                     Options
     Name and Principal Position        Year     Salary ($)          (#)
     ---------------------------       ------   -------------   -------------
Richard L. Bloch,                       1996       $0   /(1)/    30,000/(5)/    $  179,495/(1)/        /(10)/
   Chairman of the Board                1995    $  5,833/(2)/    30,000         $   96,250/(2)/
                                        1994    $ 70,000              0              $0

Robert L. Shaw,                         1996       $0   /(3)/    65,000/(5)/    $  452,236/(6)/        /(10)/
   Chief Executive Officer              1995    $ 96,250/(4)/    65,000         $  238,125/(7)/
                                        1994    $150,000              -

Will Cureton,                           1996       $0   /(3)/    45,000/(5)/    $  392,236/(8)/        /(10)/
   Chief Operating Officer              1995    $ 96,250/(4)/    45,000         $  215,625/(9)/
                                        1994    $150,000              -                  -

Richard R. Reupke,                      1996    $116,600         10,000         $   45,000             /(10)/
   Chief Financial Officer              1995    $106,000         10,000         $   45,000
                                        1994    $100,000              -                  -

Thomas L. Wilkes,                       1996    $116,600         10,000         $   60,006            /(10)/
   Senior Vice President-Management     1995    $106,000         10,000         $   45,000
                                        1994    $100,000              -                  -

All executive officers as a group       1996    $569,139        215,000         $1,267,715
   (9 persons)                          1995    $710,333        220,000         $  745,000
                                        1994    $774,708         40,000

__________________________
*  Dividends are payable on all restricted Common Shares reported in this table.

(1) Represents (i) $115,500 of restricted Common Shares issued pursuant to the Share Bonus Plan (No. 2) in connection with Mr. Bloch's waiver of the receipt of any salary payable to him in his capacity as Chairman of the Board for the period from January 1, 1996 through December 31, 1996 (equal to 150% of the amount of base salary which would have been payable for calendar year 1996) and (ii) $63,995 of restricted Common Shares issued as an incentive bonus in January 1996 pursuant to the Share Bonus Plan (No.
     2). At December 31, 1996, Mr. Bloch held an aggregate of 14,754 restricted Common Shares valued (based on the closing price of the Common Shares on the NYSE on such date) at $335,654.

(2) Mr. Bloch received a partial salary payment of $5,833 in January 1995. Mr. Bloch received no other base salary in 1995. On March 9, 1995, Mr. Bloch received $96,250 of restricted Common Shares (equal to 150% of the amount of base salary which would have been payable for the remainder of 1995) issued pursuant to the Share Bonus Plan (No. 2) in lieu of payment of base salary for the remainder of 1995.

(3) Pursuant to amendments to their respective employment agreements effective January 1, 1996, each of Messrs. Shaw and Cureton agreed to receive no base salary for the period from January 1, 1996 through December 31, 1996 and, in lieu thereof, to receive restricted Common Shares pursuant to the Company's Share Bonus Plan (No. 2) having a fair market value equal to 150% of the amount of such base salary.

(4) Pursuant to amendments to their respective employment agreements effective August 1, 1995, each of Messrs. Shaw and Cureton agreed to receive no additional base salary for the remainder of 1995 and to receive, in lieu thereof, restricted Common Shares pursuant to the Company's Share Bonus Plan (No. 2) having a fair market value equal to 150% of the amount of such base salary.

(5) The Compensation Committee approved the award of options to purchase 30,000 Common Shares, 65,000 Common Shares and 45,000 Common Shares to Messrs. Bloch, Shaw and Cureton, respectively, pursuant to the Company's Share Option Plan, Management Incentive Plan and Employee Incentive Plan.

(6) Represents (i) $272,236 of restricted Common Shares issued pursuant to the Share Bonus Plan (No. 2) in connection with the amendment of Mr. Shaw's employment agreement as described in Footnote 1 above and (ii) $180,000 of restricted Common Shares issued as an incentive bonus in January 1996 pursuant to the Share Bonus Plan (No. 2) and the Management Incentive Plan. At December 31, 1996, Mr. Shaw held an aggregate of 36,532 restricted Common Shares valued (based on the closing price of the Common Shares on the NYSE on such date) at $831,103.

(7) Represents (i) $135,000 of restricted Common Shares issued as an incentive bonus in March 1995 pursuant to the Share Bonus Plan (No. 2) and (ii) $103,125 of restricted Common Shares issued pursuant to the Share Bonus Plan (No. 2) in connection with the amendment of Mr. Shaw's employment agreement as described in Footnote 2 above.

(8) Represents (i) $272,236 of restricted Common Shares issued pursuant to the Share Bonus Plan (No. 2) in connection with the amendment of Mr. Cureton's employment agreement as described in Footnote 1 above and (ii) $120,000 of restricted Common Shares issued as an incentive bonus in January 1996 pursuant to the Share Bonus Plan (No. 2) and the Management Incentive Plan. At December 31, 1996, Mr. Cureton held an aggregate of 32,066 restricted Common Shares valued (based on the closing price of the Common Shares on the NYSE on such date) at $729,502.

(9) Represents (i) $90,000 of restricted Common Shares issued as an incentive bonus in March 1995 pursuant to the Share Bonus Plan (No. 2), (ii) $103,125 of restricted Common Shares issued pursuant to the Share Bonus Plan (No. 2) in connection with the amendment of Mr. Cureton's employment agreement as described in Footnote 2 above and (iii) $22,500 of restricted Common Shares issued as an incentive bonus in September 1995 pursuant to the Share Bonus Plan (No. 2).

(10) All prerequisites and other personal benefits did not exceed 10% of the total annual salary and bonus for the Named Executive Officer.

OPTION GRANTS

     The following table sets forth certain information concerning individual grants of stock options made to each Named Executive Officer during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                      Number of
                     Securities       Percent of
                      Underlying    Total Options    Exercise  Expiration
       Name          Options (#)   Granted in 1996    Price       Date     Alternative Grant Date Value/(1)/
-------------------  ------------  ----------------  --------  ----------  ---------------------------------
Richard L. Bloch        30,000          11.1%        $20.875    10/15/06                $37,500

Robert L. Shaw          65,000          24.1%        $20.875    10/15/06                $81,250

Will Cureton            45,000          16.7%        $20.875    10/15/06                $56,250

Richard R. Reupke       10,000           3.7%        $20.875    10/15/06                $12,500

Thomas L. Wilkes        10,000           3.7%        $20.875    10/15/06                $12,500

(1) Based upon a value of $1.25 for each option to purchase one Common Share, determined based upon a Black-Scholes pricing model, using (i) a historical volatility of the price per Common Share of 0.165, (ii) an assumed expected life (time of exercise) of 9 years, (iii) an expected dividend yield, based upon the historical dividend yield on the Common Shares, of 7.82%, and (iv) a risk-free interest rate of 6.37%, based upon the 9-year Treasury bill, zero coupon rate as of the date of the option grant. The foregoing calculations were made in accordance with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."


OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to the value of unexercised options held by the Named Executive Officers at December 31, 1996. No share options were exercised by any of the Named Executive Officers during 1996.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                             Value of Unexercised
                                 Number of Unexercised                       In-the-Money Options
                              Options at Fiscal Year End                      at Fiscal Year End
     Name                  Exercisable (E)/Unexercisable (U)         Exercisable (E)/Unexercisable (U)(a)
     ----                  ---------------------------------         ------------------------------------
Richard L. Bloch           251,666(E)           30,000(U)            $1,203,976(E)            $78,750(U)

Robert L. Shaw             319,097(E)(b)        59,862(U)(b)         $1,626,244(E)           $160,992(U)

Will Cureton               319,888(E)           41,443(U)            $1,618,458(E)           $111,456(U)

Richard R. Reupke           70,000(E)           10,000(U)              $363,751(E)            $26,249(U)

Thomas L. Wilkes            70,000(E)           10,000(U)              $363,751(E)            $26,249(U)

(a) The December 31, 1996 closing market price of the Common Shares on the NYSE of $22.75 is used in the calculation to determine the value of unexercised options.

(b)  Includes options held in trust for the benefit of Mr. Shaw's children.

                       LONG-TERM INCENTIVE PLANS-AWARDS
                              IN LAST FISCAL YEAR

                                                                Estimated Future
                                        Performance or            Payouts Under
                                         Other Period               Non-Stock
                        Number               Until              Price-Based Plan
                          of             Maturation or         -------------------
       Name             Shares              Payout                 Target/(2)/
       ----             -------        -----------------       -------------------
Richard L. Bloch         60,000        2000 or 2002/(1)/        $2,762,240/(3)//(4)/

Robert L. Shaw          100,000        2000 or 2002/(1)/        $4,603,733/(3)//(4)/

Will Cureton            100,000        2000 or 2002/(1)/        $4,603,733/(3)//(4)/

/(1)/ Pursuant to the Performance Award Agreements, if on January 15, 2000, the total cumulative return on the Common Shares for the three calendar years ending on December 31, 1999 exceeds the weighted average total return per common share for all publicly traded equity residential apartment REITs, as determined by NAREIT (the "Industry Total Return") for such period plus 2.0%, the Company will issue to the named executive officer the number of Common Shares reflected above. If on January 15, 2002, the total cumulative return on the Common Shares for the five calendar years ending on December 31, 2001 exceeds the Industry Total Return for such period by any amount, the Company will issue to the named executive officer the number of Common Shares reflected above. If on or before January 15, 2002, such total cumulative return does not exceed the NAREIT Equity Apartment Total Return Series, all rights of the named executive with respect to the issuance of the Common Shares will terminate.

/(2)/ If the total annual return on the Common Shares for the calendar year set forth below exceeds (by any amount) the Industry Total Return for such calendar year, the named executive officer will be paid an amount for such calendar year (and each succeeding calendar year) equal to the percentage indicated below multiplied by the aggregate amount of dividends for such calendar year, paid or payable with respect to 100,000 or 60,000 outstanding Common Shares, as applicable, plus interest and, in certain circumstances, assumed reinvestment earnings thereon (the "Dividend Equivalent"). If on either January 15, 2000 or January 15, 2002, the performance based stock is issued, all Dividend Equivalents not previously paid will, at such time, be paid in full.

                             1997                       30%
                             1998                       45%
                             1999                       60%
                             2000                       75%
                             2001                      100%

/(3)/ The future payout amounts under the Performance Awards, if any, are contingent and are not determinable. Any payout is dependent upon numerous variables, including the Company's Total Return and the Industry Total Return as well as the Company's cost of funds and dividend payments over the applicable measurement periods. As a result, solely for purposes of calculation of the target payout amounts reflected above, the Company has assumed that (i) the Company's Total Return exceeds the Total Industry Return for the five-year period ending December 31, 2001, (ii) that the Company's dividend increases over the five-year period ending December 31, 2001 at the same rate as it increased during the period from January 1, 1994 through December 31, 1996, (iii) that the market price of the Company's Common Shares continues to grow over the five-year period ending December 31, 2001 at the same rate of growth experienced during the period from January 1, 1994 through December 31, 1996, and (iv) that the Company's cost of funds over the five-year period ending December 31, 2001 remains at the average rate of such cost of funds for 1996. The foregoing assumptions are made solely for the purposes of the calculations made herein and are not necessarily valid assumptions nor are such assumptions indications of the Company's belief that such events are likely to occur. The Company believes that the Company's Total Return for the three-year period from January 1, 1994 through December 31, 1996 is a more appropriate basis for estimating the Company's Total Return over the three- and five-year measurement periods contemplated by the Performance Awards than the Company's Total Return for 1996 or any other single year.

/(4)/ Includes all Dividend Equivalents potentially payable as well as the assumed market value of the number of Common Shares potentially issuable on January 15, 2002, calculated as described in Footnote (3) above.


EMPLOYMENT AGREEMENTS

     Effective November 15, 1996, the Company has entered into new employment agreements with Messrs. Bloch, Shaw and Cureton pursuant to which Mr. Bloch serves as Chairman of the Board, Mr. Shaw serves as Chief Executive Officer and Mr. Cureton serves as Chief Operating Officer of the Company. Messrs. Bloch, Shaw and Cureton also serve as Trust Managers. Each employment agreement is for an initial term through December 31, 2001, which is automatically extended for additional one year periods following the expiration of the initial term of the agreement, unless a notice of expiration is given by the executive to the Company or such notice is given by the Company to the executive at least nine months prior to the expiration of the then current term. Pursuant to the terms of the agreements, each executive is entitled to receive a base salary at the rate of $262,000 per annum with respect to Messrs. Shaw and Cureton and $100,000 per annum with respect to Mr. Bloch, commencing January 1, 1997. Each executive's annual base salary for 1998 and each subsequent calendar year during the term of the agreement will be increased by ten percent (10%). The agreements provide that if the executive is terminated for "cause" or voluntarily terminates his employment without "good reason," he will not compete with the Company within 20 miles of any of the Company's properties for a period of one year after such termination. Each of the employment agreements provides for certain severance payments in the event of death or disability, or upon termination of executive's employment by the Company without "cause" or by the employee with "good reason." The agreements provide that in the event of death or disability or upon termination by the Company "without cause," an amount equal to 2.99 times the total compensation (as defined in the agreements) for the immediately preceding twelve-month period will be paid to the executive or his estate. In the event of termination by the executive of his employment with "good reason," the Company will pay to the executive the lesser of (i) two times such executive's total compensation for the immediately preceding twelve-month period or (ii) such executive's total compensation for the immediately preceding twelve-month period multiplied by the number of years (or fraction thereof) remaining in the term of the agreement. The agreements provide for automatic termination upon the occurrence of a "change in control" of the Company. In the event of such automatic termination upon a "change in control," the Company will pay the executive the greater of (i) the amount of total compensation to which such executive would have (or could reasonably have been expected to have) been entitled had the agreement not been terminated or (ii) 2.99 times such executive's total compensation for the immediately preceding twelve-month period. The agreements also provide that in the event of termination by the Company without "cause," by the executive with "good reason" or upon a "change in control," each executive will be entitled, at his option, to exercise any options to purchase Common Shares (whether or not then vested) granted to such executive and to retain any Common Shares awarded to such executive (whether or not then vested or subject to any forfeiture restrictions). In addition, the agreements provide that in the event of termination by the Company without "cause" or upon a "change in control," each executive may require the Company to repurchase all or any portion of such executive's options to purchase Common Shares (whether or not then vested).

     The Company also has entered into employment agreements with Messrs. Reupke, Lewis, Wilkes, Lomenick and Duffy effective January 1, 1997 or, with respect to Mr. Duffy, effective October 15, 1996. Pursuant to such employment agreements, Mr. Reupke serves as Chief Financial Officer of the Company, Mr. Lewis serves as Senior Vice President and Treasurer of the Company, Mr. Wilkes serves as Senior Vice President-Management of the Company, Mr. Lomenick serves as Senior Vice President-Development of the Company and Mr. Duffy serves as Senior Vice President-Construction of the Company. Each agreement is for an initial term through December 31, 1999, which is automatically extended to December 31, 2000 and each December 31 thereafter unless written notice is given by the executive to the Company or by the Company to the executive of such party's intent not to renew or extend the agreement by a specified number of months prior to the expiration of the then current term. Pursuant to the terms of the respective agreements, Messrs. Reupke, Lewis, Wilkes and Lomenick are entitled to an annual base salary of $150,000 during 1997, Mr. Duffy is entitled to an annual base salary of $125,000 during 1997, and all are eligible for merit raises and bonuses as determined by the Compensation Committee. In each calendar year during the term of the agreements, the Company may issue to the executives (other than Mr. Duffy), in satisfaction of a portion of such executive's base salary, restricted Common Shares having a fair market value of up to $25,000. The agreements provide that if the executive is terminated for "cause" or voluntarily terminates his employment without "good reason," he will not compete with the Company within 20 miles of any of the Company's properties for a period of one year after such termination. Each of the employment agreements provides for certain severance payments in the event of death or disability, upon termination of the executive's employment by the Company without "cause," by the executive with "good reason" or, with respect to the agreements with Messrs. Wilkes, Lomenick and Duffy, by the executive without "good reason" at any time within the twelve-month period following a "change in
control" (as defined in the agreements) of the Company.   Each agreement
provides that in the event of death or disability, or upon termination by the Company without "cause," an amount equal to 2.99 times such executive's total compensation (as defined in the agreements) for the immediately preceding twelve-month period will be paid to the executive or his estate. In the event of termination by the executive with "good reason," the Company will pay to the executive the lesser of (i) two times such executive's total compensation for the immediately preceding twelve-month period or (ii) such executive's total compensation for the immediately preceding twelve-month period multiplied by the number of years (or fraction thereof) remaining in the term of the agreement.
In the event of termination by Messrs. Wilkes, Lomenick or Duffy without "good reason" at any time within the twelve-month period following a "change in control," the Company will pay to such executive a lump sum payment equal to the prorata portion of the executive's base salary which would have been payable to such executive during the three month period following the date of termination of the agreement.

SHARE OPTION PLAN

     The Company has established the Share Option Plan for the purpose of attracting and retaining the Company's trust managers, executive officers and other employees. The Share Option Plan provides for administration by a committee of the Trust Managers established for such purpose. A maximum of 1,400,000 Common Shares have been reserved for issuance under the Share Option Plan. The Share Option Plan allows for the grant of "incentive" and "nonqualified" options (within the meaning of the Internal Revenue Code) and for the right of an option holder to elect to receive in cash or Common Shares an amount equal to the excess of the market price of the Common Shares subject to an incentive or nonqualified option over the exercise price for such Common Shares, which right can be exercised instead of (but not in addition to) its related incentive or nonqualified option. As of October 15, 1996, all Common Shares reserved for issuance pursuant to the Share Option Plan had been awarded.

SHARE BONUS PLAN (NO. 2)

     The Company has established the Share Bonus Plan (No. 2) for the purpose of advancing the best interests of the Company and its subsidiaries by providing certain executive officers and other key employees with additional long-term incentives by creating a means for such persons to acquire a proprietary interest in the Company and a direct participation in the growth of the Company through ownership of Common Shares. The Share Bonus Plan (No. 2) provides for administration by a committee of the Trust Managers established for such purpose. A maximum of 100,000 Common Shares were reserved for issuance under the Share Bonus Plan (No. 2). As of January 8, 1996, all Common Shares reserved for issuance pursuant to the Share Bonus Plan (No. 2) had been awarded.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has established the Employee Stock Purchase Plan for the purpose of securing for the Company and its shareholders the benefits inherent in the ownership of Common Shares by present and future employees of the Company and its affiliates. The Employee Stock Purchase Plan provides for administration by a committee of Trust Managers established for such purpose. The Employee Stock Purchase Plan provides for grants to eligible employees of options to purchase up to 100,000 Common Shares. All employees, except for an employee who, immediately after the grant of an option under the plan, would own 5% or more of the voting power of all classes of equity of the Company, are eligible to participate in the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides each eligible employee the right to purchase Common Shares at 85% of the fair market value of the Common Shares on the date of purchase. As of March 1, 1997, 14,343 Common Shares have been purchased pursuant to the Employee Stock Purchase Plan.

MANAGEMENT INCENTIVE PLAN

     The Company has established the Management Incentive Plan for the purpose of assisting the Company in attracting and retaining selected individuals to serve as trust managers, officers and employees of the Company who will contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of all shareholders through the additional incentive inherent in the ownership of Common Shares. The Management Incentive Plan provides for administration by a committee of Trust Managers established for such purpose. Up to 500,000 Common Shares may be the subject of awards under the Management Incentive Plan. As of October 15, 1996, all Common Shares reserved for issuance pursuant to the Management Incentive Plan had been awarded.

EMPLOYEE INCENTIVE PLAN

     The Company has established the Employee Incentive Plan for the purpose of assisting the Company in attracting and retaining selected individuals to serve as trust managers, employees and consultants of the Company who will contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of all shareholders through the additional incentive inherent in the ownership of Common Shares. The Employee Incentive Plan provides for administration by a Committee of Trust Managers established for such purpose.
Up to 1,000,000 Common Shares may be the subject of awards under the Employee Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No person who served as a member of the Company's Compensation Committee during 1996 (i) was an officer or employee of the Company during such year, (ii) was formerly an officer of the Company or (iii) was a party to any material transaction set forth under "Certain Relationships and Transactions."

     No executive officer of the Company served as a member of the compensation or similar committee or board of directors of any other entity of which an executive officer served on the Compensation Committee or Board of Trust Managers of the Company.

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns for the Company, the Standard & Poor's 500 Composite Stock Index and the SNL Securities Corporate Performance Index Value of all publicly traded residential real estate investment trusts since December 29, 1993, the date of the consummation of the Company's initial public offering. The stock price performance graph assumes an investment of $100 in the Company and the two indexes on December 29, 1993, and assumes the full reinvestment of dividends.

                            TOTAL RETURN PERFORMANCE


                                [INSERT GRAPH]


                                                                  Period Ending
                                ---------------------------------------------------------------------------------
Index                           12/21/93    6/30/94    12/31/94     6/30/95     12/31/95     6/30/96     12/31/96
-----------------------------------------------------------------------------------------------------------------
Columbus Realty Trust            100.00     126.38      115.96       122.32      131.44      136.71       166.52
S&P 500                          100.00      96.93      101.66       122.20      139.86      153.96       171.83
SNL Residential REITs Index      100.00     105.52      105.67       106.63      119.97      129.05       157.03

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The Company has entered into a partnership agreement with Gaylord Properties, Inc. ("Gaylord") to own, construct, operate and manage an approximately 445-unit multifamily development (including retail and office space) presently under construction in Addison, Texas, a northern suburb of Dallas. Mr. Roger Staubach, a Trust Manager of the Company, and certain affiliates of Mr. Staubach and Mr. James Leslie, including The Staubach Company and Wolverine Asset Management, Inc. ("Wolverine"), were instrumental in developing the relationships with Gaylord and the City of Addison which enabled the Company to undertake this project. In consideration of these efforts, the Company has paid to Wolverine a fee of $150,000.

     In June 1996, Mr. Shaw pledged to Bank One, Texas, National Association ("Bank One") 36,532 restricted Common Shares (having a fair market value at December 31, 1996 of $831,103) as collateral for a loan in the amount of up to $350,000 (the "Shaw Loan"). In June 1996, Mr. Cureton pledged to Bank One 32,066 restricted Common Shares (having a fair market value at December 31, 1996 of $729,502) as collateral for a loan in the amount of up to $300,000 (the "Cureton Loan"). In connection with the Shaw Loan and the Cureton Loan (collectively, the "Loans"), the Company entered into a Note Purchase Agreement with Bank One with respect to each of the Loans. Pursuant to the terms of the Note Purchase Agreements, the Company agreed to purchase, or cause one of its subsidiaries to purchase, the notes evidencing such Loans upon the occurrence of an event of a default (as defined in the Letter Loan Agreement with respect to each of the Loans) thereunder by either of Messrs. Shaw or Cureton.

                                 PROPOSAL TWO:

                     AMENDMENT OF THE DECLARATION OF TRUST

     The Company's Amended and Restated Declaration of Trust ("Declaration of Trust") provides, in Article XVIII, that no person may own 9.8% of the outstanding Common Shares and no securities of the Company shall be accepted, purchased or in any manner acquired by any person if such issuance or transfer would result in that person's ownership of Common Shares exceeding 9.8% (the "Ownership Limitations"). The Ownership Limitations are designed to ensure that the Company satisfies the requirement of the Internal Revenue Code of 1986 (the "Code") that, in order to maintain its qualification as a real estate investment trust (a "REIT"), not more than 50% in value of the outstanding Common Shares be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). In accordance with the requirements of the New York Stock Exchange (the "NYSE"), Article XVIII of the Declaration of Trust also contains a provision (the "NYSE Settlement Provision") which states that no transfer restrictions contained in the Declaration of Trust will preclude the settlement of any transaction in Common Shares entered into through the facilities of the NYSE. Paragraph (h) of Article XVIII currently provides that the Company has the unlimited ability to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to protect the Company and the interests of its security holders by preservation of the Company's status as a qualified REIT. The NYSE has requested that the Company amend its Declaration of Trust to clarify that the power granted to the Company to impose or to seek judicial or other imposition of additional restrictions to preserve the Company's qualified REIT status is also subject, in all respects, to the NYSE Settlement Provision. The Board of Trust Managers has determined that it is in the best interests of the Company to revise paragraph (h) of the Company's Declaration of Trust to reflect such clarification pursuant to the request of the New York Stock Exchange.

     Accordingly, paragraph (h) of Article XVIII of the Company's Declaration of Trust is proposed to be amended by adding to the beginning of paragraph (h) the phrase "Subject to Paragraph (b) of this Article XVIII." Paragraph (h) as it is proposed to be amended would therefore read as follows:

          (h) Subject to Paragraph (b) of this Article XVIII, nothing herein contained shall limit the ability of the Trust to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to protect the Trust and the interests of its security holders by preservation of the Trust's status as a qualified real estate investment trust under the Code.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF TRUST MANAGERS

     The affirmative vote of the holders of at least eighty percent (80%) of the Common Shares entitled to vote on the proposed amendment is required for the adoption of the proposal to amend the Declaration of Trust.

     THE BOARD OF TRUST MANAGERS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE DECLARATION OF TRUST.

                                PROPOSAL THREE:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Trust Managers of the Company has appointed the firm of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 1997. A resolution will be submitted to shareholders at the Meeting to ratify the appointment of Ernst & Young LLP.

     A representative of Ernst & Young LLP is expected to be present at the Meeting. The representative will be afforded the opportunity to make a statement and to respond to appropriate questions of shareholders. If the resolution ratifying the appointment of Ernst & Young LLP as independent public accountants is approved by the shareholders, the Board of Trust Managers nevertheless retains the discretion to select different auditors in the future, should the Board then deem it in the Company's best interest. Any such selection need not be submitted to a vote of shareholders.

          VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF TRUST MANAGERS

     Ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Company requires the affirmative vote of the holders of a majority of Common Shares present, or represented by proxy, and entitled to vote at the Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

                             SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Commission. Should a shareholder intend to present a proposal at the Company's 1998 Annual Meeting of Shareholders, it must be received by the Secretary of the Company, 15851 Dallas Parkway, Suite 855, Dallas, Texas 75248, not later than November ___, 1997 [120 DAYS PRIOR TO MAILING DATE], in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION PROCEDURES

     Officers and regular employees of the Company, without extra compensation, may solicit the return of proxies by mail, telephone, telegram or personal interview. Certain holders of record, such as brokers, custodians and nominees, are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies.

     The cost of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forward proxy soliciting material to beneficial owners) will be paid by the Company.

                                 MISCELLANEOUS

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1996 has previously been sent or is concurrently being sent to shareholders of the Company. The Annual Report to Shareholders is not part of the proxy solicitation materials.

     The information set forth in this Proxy Statement under the captions "Executive Compensation --Report of the Compensation Committee of the Board of Trust Managers" and "-- Performance Graph" shall not be deemed to be (i) incorporated by referenced into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that in any such filing the Company expressly so incorporates such information by reference, and (ii) "soliciting material" or to be "filed" with the Commission.

     Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the Commission.


                              By Order of the Board of Trust Managers



                              Richard R. Reupke
                              Chief Financial Officer
                                 and Secretary

                             COLUMBUS REALTY TRUST
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 23, 1997

     The undersigned, revoking any proxy heretofore given, hereby appoint(s) Robert L. Shaw and Will Cureton, or either of them, proxies of the undersigned with full power of substitution, to vote all of the common shares of beneficial interest of COLUMBUS REALTY TRUST (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting to be held at 9:00 a.m., local time, on Friday, May 23, 1997, at Omni Mandalay Hotel at Las Colinas, 221 E. Las Colinas Blvd., Irving, Texas and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as set forth on the Reverse Side hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUST MANAGERS.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

     THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 and 3.

     Please fill in, date, sign and mail this Proxy in the enclosed postage-paid return envelope.

     By signing and returning this Proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and of the Annual Report and financial statements of the Company preceding or accompanying the same.

     Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3 as more specifically set forth in the Proxy Statement; if specific instructions are indicated, this Proxy will be voted in accordance therewith.


                    (PLEASE SIGN AND DATE ON REVERSE SIDE)


[X]  PLEASE MARK YOUR
     VOTES AS IN THIS EXAMPLE.

1.  Election of Trust Managers  Nominees:
          Robert L. Shaw    [ ]  FOR  [ ]  WITHHOLD AUTHORITY
          Roger T. Staubach [ ]  FOR  [ ]  WITHHOLD AUTHORITY
          Hugh G. Robinson  [ ]  FOR  [ ]  WITHHOLD AUTHORITY

2.  Approval of the amendment to the Company's Declaration of Trust
    [ ]  FOR  [ ]  AGAINST  [ ]  ABSTAIN

3.  Approval of the appointment of Ernst & Young LLP
    [ ]  FOR  [ ]  AGAINST  [ ]  ABSTAIN

4. In their discretion, upon such other matters as properly come before the meeting.

                                   Signature___________________________________

                                   Date________________________________________

                                   Signature___________________________________

                                   Date________________________________________

                                   Please sign exactly as name appears hereon.
                                   When signing as attorney, executor,
                                   administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If owned jointly, each owner should sign.

[ ]   PLEASE MARK HERE IF YOU PLAN TO ATTEND THE MEETING